Exhibit 99.1

China Jo-Jo Drugstores Reports First Quarter 2021 Financial Results

HANGZHOU, China, August 14, 2020 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer, wholesale distributor of pharmaceutical and other healthcare products and healthcare provider in China, today announced its financial results for the first fiscal quarter ended June 30, 2020.

Mr. Lei Liu, Chairman and CEO of Jo-Jo Drugstores, commented, “We're proud of our strong first-quarter performance, despite unprecedented volatility and uncertainty in the market and across the globe. Our revenue and gross profit recorded $31.05 million and $7.98 million for the first fiscal quarter of 2021, up 22.8% and 31.7% compared to same period of fiscal year 2020. Revenue year-over-year from retail drugstores, online pharmacy, and wholesale segments increased by 12.4%, 101.1% and 20.1% respectively. We are rolling out our transformation strategy of ‘Medical Linkage & Technology Empowerment’ with the goal of providing quality medical services to commercial insurance customers from state-owned enterprises. We focus on stabilizing the medical supply in the market and protecting people's safety, allowing us to increase brand awareness, maintain revenues and expand margins.”

First Quarter of Fiscal 2021 Financial Highlights

	For the Three Months Ended June 30,
($ millions, except per share data)	2020	2019	% Change
Revenue	31.05	25.28	22.8%
Retail drugstores	18.81	16.74	12.4%
Online pharmacy	4.91	2.44	101.1%
Wholesale	7.33	6.10	20.1%
Gross profit	7.98	6.06	31.7%
Gross margin	25.7%	24.0%	1.7 pp*
Loss from operations	(0.41)	(2.76)	85.1%
Net loss	(0.39)	(2.38)	83.7%
Loss per share	(0.01)	(0.07)	85.7%

*	Notes: pp represents percentage points

●	Revenue increased by 22.8% to $31.05 million for the three months ended June 30, 2020 from $25.28 million for the same period of last year.

●	Gross profit increased by 31.7% to $7.98 million for the three months ended June 30, 2020 from $6.06 million for the same period of last year.

●	Gross margin increased by 1.7 percentage points to 25.7% for the three months ended June 30, 2020 from 24.0% for the same period of last year.

●	Net loss was $0.39 million, or $0.01 per basic and diluted share, for the three months ended June 30, 2020, compared to net loss of $2.38 million, or $0.07 per basic and diluted share, for the same period of last year.

First Quarter of Fiscal 2021 Financial Results

Revenue

Revenue for the three months ended June 30, 2020 increased by $5.77 million, or 22.8%, to $31.05 million from $25.28 million for the same period of last year. The increase in revenue was primarily due to the growth in retail drugstores, online pharmacy and wholesale business.

	For the Three Months Ended June 30,
	2020			2019
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	18.81	12.40	34.1%	16.74	11.68	30.2%
Online pharmacy	4.91	4.23	13.9%	2.44	2.10	14.2%
Wholesale	7.33	6.44	12.1%	6.10	5.44	10.9%
Total	31.05	23.07	25.7%	25.28	19.22	24.0%

Revenue from the retail drugstores business increased by $2.07 million, or 12.4%, to $18.81 million for the three months ended June 30, 2020 from $16.74 million for the same period of last year. The increase was primarily attributable to the consumer-facing benefits, such as emphasis on on-site medical care, chronic disease management services, incremental DTP (Direct-to-Patient) business caused by continuous hospital medical reform, and maturing of stores opened a year ago.

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Revenue from the online pharmacy business increased by $2.47 million, or 101.1%, to $4.91 million for the three months ended June 30, 2020 from $2.44 million for the same period of last year. The increase was primarily caused by an increase in sales of prescription drugs via e-commerce platforms such as Tmall. Prescription drugs used to be prohibited from sales online due to safety concern. However, because the nation has lifted the ban order, online prescription drug sales become popular. As a result, the sale of prescription drugs was $1.87 million in the three months ended June 30, 2020 as compared to none in the three month ended June 30, 2019. Additionally, the Company maintained a membership care program targeted at chronic disease customers. The Company has closely interacted with its members via WeChat by providing healthcare knowledge and reminding its customers to refill medicine. By implementing a personalized customer care program, the Company was able to promote its sales.

Revenue from the wholesale business increased by $1.23 million, or 20.1%, to $7.33 million for the three months ended June 30, 2020 from $6.10 million for the same period of last year. The increase was primarily a result of the Company's ability to resell certain products, which the Company sold in large quantities at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $3.85 million, or 20.1%, to $23.07 million for the three months ended June 30, 2020 from $19.22 million for the same period of last year. Gross profit increased by $1.92 million, or 31.7%, to $7.98 million for three months ended June 30, 2020 from $6.06 million for the same period of last year. Overall gross margin increased by 1.7 percentage points to 25.7% for the three months ended June 30, 2020, from 24.0% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 34.1%, 13.9%, and 12.1%, respectively, for the three months ended June 30, 2020, compared to the corresponding gross margins of 30.2%, 14.2%, and 10.9% for the same period of last year.

Loss from operations

Selling and marketing expenses increased by $0.30 million, or 5.1%, to $6.27 million for the three months ended June 30, 2020 from $5.97 million for the same period of last year, primarily due to increase in fee charged by various platforms as a result of sale increase in our online pharmacy.

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General and administrative expenses decreased by $0.73 million, or 25.7%, to $2.12 million for the three months ended June 30, 2020 from $2.85 million for the same period of last year. In the three months ended June 30, 2020, the Company recorded bad debt allowance expense of $18,320 as compared to $758,231 in the same period of last year. Excluding such an effect, the general and administrative expenses increased by $8,465 period over period.

Loss from operations was $0.41 million for the three months ended June 30, 2020, compared to loss from operations of $2.76 million for the same period of last year. Operating margin was (1.3)% and (10.9)% for the three months ended June 30, 2020 and 2019 respectively.

Net loss

Net loss was $0.39 million, or $0.01 per basic and diluted share for the three months ended June 30, 2020, compared to net loss of $2.38 million, or $0.07 per basic and diluted share for the same period of last year.

Financial Condition

As of June 30, 2020, the Company had cash of $18.48 million, compared to $16.18 million as of March 31, 2020. Net cash used in operating activities was $5.48 million for the three months ended June 30, 2020, compared to $8.16 million for the same period of last year. Net cash used in investing activities was $1.60 million for the three months ended June 30, 2020, compared to $1.17 million for the same period of last year. Net cash provided by financing activities was $9.47 million for the three months ended June 30, 2020, compared to $8.02 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China. Jo-Jo Drugstores currently operates an online pharmacy and retail drugstores with licensed doctors on site for consultation, examination and treatment of common ailments at scheduled hours. It is also a wholesale distributor of products similar to those carried in its pharmacies. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

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Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

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CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	March 31,
	2020	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,477,212	$16,176,318
Restricted cash	15,095,116	14,806,288
Financial assets available for sale	157,644	157,159
Notes receivable	28,290	57,005
Trade accounts receivable	8,984,595	9,770,656
Inventories	11,141,411	12,247,004
Other receivables, net	5,599,565	5,069,442
Advances to suppliers	2,237,720	1,174,800
Other current assets	1,835,927	1,528,540
Total current assets	63,557,480	60,987,212

PROPERTY AND EQUIPMENT, net	7,095,690	7,633,740

OTHER ASSETS
Long-term investment	3,963,758	2,544,451
Farmland assets	752,257	742,347
Long term deposits	1,447,547	1,456,384
Other noncurrent assets	1,049,184	1,046,763
Operating lease right-of-use assets	19,351,247	21,711,376
Intangible assets, net	3,358,407	3,393,960
Total other assets	29,922,400	30,895,281

Total assets	$100,575,570	$99,516,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loan	2,121,720	1,410,130
Accounts payable, trade	16,107,594	21,559,494
Notes payable	26,715,374	26,605,971
Other payables	2,176,992	2,522,330
Other payables - related parties	491,300	490,218
Customer deposits	795,903	708,140
Taxes payable	328,237	119,247
Accrued liabilities	672,469	753,612
Long-term loan payable-current portion	2,300,271	2,287,742
Current portion of operating lease liabilities	466,213	981,090
Total current liabilities	52,176,073	57,437,974

Long-term loan payable	3,551,507	4,115,958
Long-term operating lease liabilities	16,917,159	19,049,575
Employee Deposits	14,145	70,507
Purchase option and warrants liability	68,980	64,090
Total liabilities	72,727,864	80,738,104

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 37,961,790 and 32,936,786 shares issued and outstanding as of June 30, 2020 and March 31, 2020	37,962	32,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of June 30 and March 31, 2020	-	-
Additional paid-in capital	63,568,876	54,209,301
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(36,632,346)	(36,400,837)
Accumulated other comprehensive income	1,533,993	1,440,424
Total stockholders’ equity	29,817,594	20,590,934
Noncontrolling interests	(1,969,888)	(1,812,805)
Total equity	27,847,706	18,778,129
Total liabilities and stockholders’ equity	$100,575,570	$99,516,233

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CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months ended June 30,
	2020	2019
REVENUES, NET	$31,054,312	$25,280,784

COST OF GOODS SOLD	23,074,093	19,219,346

GROSS PROFIT	7,980,219	6,061,438

SELLING EXPENSES	6,272,407	5,968,551
GENERAL AND ADMINISTRATIVE EXPENSES	2,120,166	2,851,612
TOTAL OPERATING EXPENSES	8,392,573	8,820,163

LOSS FROM OPERATIONS	(412,354)	(2,758,725)

OTHER INCOME (EXPENSE):
INTEREST INCOME	163,588	47,873
INTEREST EXPENSE	(127,387)	-
OTHER	50,021	(62,485)
CHANGE IN FAIR VALUE OF PURCHASE OPTION AND WARRANTS LIABILITY	(4,890)	403,555

LOSS BEFORE INCOME TAXES	(331,022)	(2,369,782)

PROVISION FOR INCOME TAXES	57,570	8,388

NET LOSS	(388,592)	(2,378,170)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(157,083)	(243,219)

NET LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(231,509)	(2,134,951)

OTHER COMPREHENSIVE LOSS
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	93,569	(405,238)

COMPREHENSIVE LOSS	(295,023)	(2,783,408)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	34,428,271	32,453,269
Diluted	34,428,271	32,453,269

LOSS PER SHARES:
Basic	$(0.01)	$(0.07)
Diluted	$(0.01)	$(0.07)

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CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the three months ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(388,592)	$(2,378,170)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	18,320	758,231
Depreciation and amortization	760,540	499,175
Stock based compensation	-	34,560
Change in fair value of purchase option derivative liability	4,890	(403,555)
Accounts receivable, trade	444,672	(959,680)
Notes receivable	28,824	81,326
Inventories and biological assets	1,140,697	2,851,652
Other receivables	(293,466)	371,054
Advances to suppliers	(952,166)	242,652
Other current assets	(583,285)	(450,042)
Long term deposit	13,299	58,630
Other noncurrent assets	806	(8,631)
Accounts payable, trade	(5,505,493)	(8,968,168)
Other payables and accrued liabilities	(435,365)	(105,522)
Customer deposits	85,379	116,398
Taxes payable	182,583	95,326

Net cash used in operating activities	(5,478,357)	(8,164,764)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	-	14,658
Acquisition of equipment	(10,536)	(210,356)
Increase in intangible assets	(19,474)	(433,111)
Investment in a joint venture	(1,408,155)	-
Additions to leasehold improvements	(159,272)	(542,734)
Net cash used in investing activities	(1,597,437)	(1,171,543)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	705,585	-
Repayment of third parties loan	(570,338)	-
Proceeds from notes payable	14,392,242	15,372,260
Repayment of notes payable	(14,364,978)	(16,167,012)
Decrease in Employee Deposits	(56,447)	-
Exercise of warrants	77,500	-
Proceeds from equity financing	9,287,100	9,273,077
Repayment of other payables-related parties	-	(460,000)
Net cash provided by financing activities	9,470,664	8,018,325

EFFECT OF EXCHANGE RATE ON CASH	194,852	(277,067)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	2,589,722	(1,595,049)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	30,982,606	24,745,202

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$33,572,328	$23,150,153

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	127,387	-
Cash paid for income taxes	$-	$29,176

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